Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA ANNOUNCES SALE OF $155 MILLION OF SENIOR SUBORDINATED NOTES

AND AMENDMENT OF SENIOR CREDIT FACILITY

ADDISON, Texas, June 8, 2004 – Concentra Operating Corporation (“Concentra” or “the Company”) today announced that it has sold $155 million aggregate principal amount of its 9.125% Senior Subordinated Notes due 2012, in accordance with Securities and Exchange Commission Rule 144A and Regulation S. The Senior Subordinated Notes were priced at 98.613% of par to yield 9.375% to maturity. In addition, the Company announced the closing of an amendment to its existing Senior Credit Agreement under which the Company has borrowed an additional $70 million of term debt.

The Senior Subordinated Notes are general unsecured obligations of the Company, are subordinated to all existing and future senior debt of the Company, and rank pari passu with the Company’s existing 9.5% Senior Subordinated Notes due 2010 and 13% Senior Subordinated Notes due 2009. The additional $70 million in term loans bear the same covenants and maturity dates as established in the Company’s existing Senior Credit Agreement.

The Company intends to use the net proceeds of the debt offering and additional borrowings under the amended Senior Credit Agreement, together with approximately $43 million of cash on hand, to fund the retirement of $114.9 million in 13% Senior Subordinated Notes due 2009 tendered in connection with the Company’s recent tender offer and consent solicitation, to redeem $27.6 million in untendered 13% Senior Subordinated Notes, to declare a dividend of approximately $97.2 million to its parent corporation, Concentra Inc., and to pay associated fees and expenses.

In connection with its amendment of the Senior Credit Agreement, the Company has placed $29.4 million into escrow for the purposes of funding the principal and call premium payments necessary to redeem the remaining outstanding 13% Senior Subordinated Notes. Currently, Concentra anticipates that this redemption will occur on or after August 15, 2004, and, as such, that the Company will carry these additional cash balances as well as the remaining $27.6 million of untendered indebtedness at June 30, 2004. During the second quarter, the Company also expects to expense approximately $11.8 million in debt termination costs and approximately $2.5 million in equity instrument adjustments and other compensatory costs incurred in connection with the transactions. Under its amended Senior Credit Agreement, these expense amounts, as well as the additional untendered indebtedness balances, will be excluded from consideration in the Company’s debt covenant computations.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Concentra Announces Sale of Notes and Amendment to Credit Facility

June 8, 2004

Concentra, headquartered in Addison, Texas, the successor to and a wholly owned subsidiary of Concentra Inc., provides services designed to contain healthcare and disability costs and serves the occupational, auto and group healthcare markets.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and workplace injury trends, interruption in its data processing capabilities, operational, financing, completion and strategic risks related to the Company’s capital structure, refinancing of indebtedness, and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

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